Exhibit 99.1

U.S. DEPARTMENT OF THE TREASURY

Press Center

Treasury Department Announces Intent to Sell Preferred Positions in Public Dutch Auctions

3/14/2012

WASHINGTON – As part of its ongoing efforts to explore options for the management and ultimate recovery of its remaining Capital Purchase Program (CPP) investments under the Troubled Asset Relief Program (TARP), the U.S. Department of the Treasury today announced its intention to sell several preferred stock CPP investments. Treasury intends to conduct public auctions to sell its preferred stock positions in the following six banks:

• Banner Corporation, Walla Walla, WA (“Banner”)

• First Financial Holdings Inc., Charleston, SC (“First Financial”)

• MainSource Financial Group, Inc., Greensburg, IN (“MainSource”)

• Seacoast Banking Corporation of Florida, Stuart, FL (“Seacoast”)

• Wilshire Bancorp, Inc., Los Angeles, CA (“Wilshire”)

• WSFS Financial Corporation, Wilmington, DE (“WSFS”)

TARP’s bank programs have already earned a significant profit for taxpayers. To date, Treasury has recovered $259 billion from TARP’s bank programs through repayments, dividends, interest, and other income – compared to the $245 billion initially invested. Treasury has remaining outstanding CPP investments in 361 banks.

Treasury expects to conduct the auctions, which will be registered public offerings, on or about March 26, 2012. These offerings will be executed using a modified Dutch auction methodology that establishes a market price by allowing investors to submit bids at specified increments similar to the process Treasury has used to auction warrants. More detailed guidance for the auctions will be available in prospectuses that will be filed by the issuers of the preferred stock prior to the opening of each auction.

Houlihan Lokey Capital, Inc. is serving as financial advisor to Treasury with respect to the management and disposition of its CPP investments. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) have been retained as the auction agents and joint bookrunning managers for the offering of the preferred stock of Banner, MainSource, Seacoast, Wilshire and WSFS. Merrill Lynch has been retained as the auction agent and sole bookrunning manager for the offering of the preferred stock of First Financial.

If investors do not have an account with Merrill Lynch and/or Sandler O’Neill, as applicable, they may be able to participate in the auction through their own brokers, as a network of several dozen brokerage firms will be invited to aggregate suitable client orders and submit them to the applicable auction agent(s) and bookrunner(s).

Prospective investors will be able to obtain copies of the prospectuses relating to these securities, when available, from Merrill Lynch via email at dg.prospectus_requests@baml.com or (800) 294-1322 or from Sandler O’Neill via email at syndicate@sandleroneill.com or (866) 805-4128.

###